                                                                   EXHIBIT 10.34

IMMUNOGEN, INC. HAS OMITTED FROM THIS EXHIBIT 10.34 PORTIONS OF THE AGREEMENT FOR WHICH IMMUNOGEN, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           APOPTOSIS TECHNOLOGY, INC.,

                                IMMUNOGEN, INC.,

                                       AND

                       BIOCHEM PHARMA (INTERNATIONAL) INC.

                            ------------------------

                                  JULY 31, 1997

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 31st day of July, 1997 by and among ImmunoGen, Inc., a Massachusetts corporation (the "Company"), Apoptosis Technology, Inc., a Massachusetts corporation ("ATI"), and BioChem Pharma (International) Inc., a Canadian corporation ("BioChem").

      WHEREAS, ATI is a subsidiary of the Company;

      WHEREAS, ATI and BioChem Therapeutic Inc. ("BTI") are entering into a Research Collaboration Agreement (the "Research Agreement") and ATI and BioChem Pharma, Inc. ("BPI"), Tanaud Holdings (Barbados) Ltd. ("Tanaud Barbados") and Tanaud L.L.C. are entering into a License Agreement (the "License Agreement") of even date herewith (BioChem, BTI, BPI, Tanaud Barbados and Tanaud L.L.C. being hereinafter referred to individually as a "BioChem Party," and collectively as the "BioChem Parties");

      WHEREAS, ATI and the Company desire that the Company issue and sell to BioChem and BioChem desires to acquire common stock purchase warrants substantially in the form of EXHIBIT A hereto (each, an "ImmunoGen Warrant" and collectively, the "ImmunoGen Warrants") to purchase shares of the Company's common stock, par value $.01 per share (the "ImmunoGen Common Stock");

      WHEREAS, ATI and the Company desire that ATI issue and sell to BioChem and BioChem desires to acquire shares (the "Preferred Shares") of ATI's Series B convertible preferred stock, par value $.01 per share, convertible into shares of ATI's Common Stock, par value $.00002 per share ("ATI Common Stock"), and having the designations, powers, preferences, and other terms set forth on EXHIBIT B hereto;

      WHEREAS, the proceeds from the issuance and sale of the Preferred Shares and the ImmunoGen Warrant will be used to finance the Research Program (as defined in the Research Agreement) to be undertaken by ATI pursuant to the terms of the Research Agreement; and

      WHEREAS, ATI, the Company and BioChem desire to set forth certain matters to which they have agreed relating to the ImmunoGen Warrant and the Preferred Shares;

      NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:


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


               ARTICLE I -- ISSUANCE AND TERMS OF IMMUNOGEN
                       WARRANT AND PREFERRED SHARES

      SECTION 1.1 AUTHORIZATION OF IMMUNOGEN WARRANT AND PREFERRED Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance of the ImmunoGen Warrant and ATI has authorized the issuance of the Preferred Shares pursuant to this Agreement.

      SECTION 1.2 PURCHASE AND SALE OF IMMUNOGEN WARRANT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company and BioChem contained herein, BioChem agrees to acquire from the Company and the Company agrees to issue to BioChem an ImmunoGen Warrant on the Initial Closing Date (as hereinafter defined) and on each Subsequent Closing Date (as hereinafter defined), in consideration for BioChem's investment in ATI.

      SECTION 1.3 PURCHASE AND SALE OF PREFERRED SHARES. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of ATI and BioChem contained herein, BioChem agrees to purchase from ATI and ATI agrees to sell to BioChem, (a) for a purchase price of one million eight hundred fifty-two thousand dollars ($1,852,000), 1,852 Preferred Shares on the Initial Closing Date, and, if the conditions contained in Section 6.2 are satisfied, (b) for a purchase price of eight hundred forty-three thousand dollars ($843,000), an additional 843 Preferred Shares on each Subsequent Closing Date (as hereinafter defined), such that BioChem shall have acquired an aggregate of 11,125 Preferred Shares for an aggregate purchase price of eleven million one hundred twenty-five thousand dollars ($11,125,000) pursuant to this
Section 1.3.

      SECTION 1.4 PAYMENT. BioChem agrees to make payment of the full purchase price of Preferred Shares being delivered at the Initial Closing or the Subsequent Closing, as the case may be, by certified check or wire transfer on the Initial Closing Date or Subsequent Closing Date, as applicable.

      SECTION 1.5 RESALE LIMITATIONS. BioChem hereby agrees not to sell, pledge, assign or otherwise transfer the ImmunoGen Warrant or the Preferred Shares during the Initial Research Term (as defined in the Research Agreement); provided that BioChem shall have the right to transfer the ImmunoGen Warrants and Preferred Shares to its Affiliates (as defined in the Research Agreement) during the Initial Research Term so long as those Affiliates agree in writing to be bound by the restrictions on the sale, pledge, assignment and transfer of the ImmunoGen Warrant and the Preferred Shares set forth in this Section 1.5.

      SECTION 1.6 ADDITIONAL CLOSINGS. The parties acknowledge and agree that the Research Agreement provides for successive renewal terms after the Initial Research Term (as defined in the Research Agreement). In the event that BioChem exercises its option to extend the Research Program (as defined in the Research Agreement), the parties agree that BioChem will provide additional equity financing for such extension of the Research Program at a financing


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

level equal to at least three million three hundred seventy-five thousand dollars ($3,375,000) per year upon the same terms and conditions as the investment made pursuant to this Agreement. In the event that, pursuant to the terms of the Research Agreement, the number of full-time equivalent employees ("FTEs") of ATI assigned to the Research Program at any time is more than [*], BioChem will provide additional equity financing to ATI of an additional [*] per FTE above [*] per annum upon the same terms and conditions as the financing made pursuant to this Agreement.

                              ARTICLE II -- CLOSING

      SECTION 2.1 INITIAL CLOSING. Subject to the satisfaction of Articles VI and VII hereof, the initial closing hereunder (the "Initial Closing") shall take place at a place and time (the "Initial Closing Date") mutually agreed by ATI, the Company and BioChem, but in any event no later than July 31, 1997. At the Initial Closing, (a) ATI shall deliver to BioChem one or more stock certificates registered in the name of "BioChem Pharma (International) Inc." or in such name or names as may be designated by BioChem at least five (5) calendar days in advance of the Initial Closing Date, for 1,852 Preferred Shares, against payment to ATI of the purchase price therefor pursuant to Section 1.4, and (b) the Company shall deliver to BioChem an ImmunoGen Warrant registered in the name of "BioChem Pharma (International) Inc." or in such name or names as may be designated by BioChem at least five (5) calendar days in advance of the Initial Closing Date to purchase the number of shares indicated on EXHIBIT A hereof.

      SECTION 2.2 SUBSEQUENT CLOSINGS If the conditions contained in Articles VI and VII hereof are satisfied, each subsequent closing hereunder (each, a "Subsequent Closing") shall take place at a place and time (the "Subsequent Closing Date") mutually agreed by ATI, the Company and BioChem, in each case within five (5) calendar days prior to March 31, June 30, September 30 and December 31 of each year during the Initial Research Term (unless postponed pursuant to Section 6.2(i)) through and including March 31, 2000. At each Subsequent Closing, (a) ATI shall deliver to BioChem one or more stock certificates registered in the name of "BioChem Pharma (International) Inc." or in such name or names as may be designated by BioChem at least five (5) calendar days in advance of the Subsequent Closing Date, for 843 Preferred Shares against payment to ATI of the purchase price therefor pursuant to Section 1.4, and (b) the Company shall deliver to BioChem an ImmunoGen Warrant registered in the name of "BioChem Pharma (International) Inc." or such name or names as may be designated by BioChem at least five (5) calendar days in advance of the Subsequent Closing Date to purchase the number of shares indicated on EXHIBIT A hereto. Upon each Subsequent Closing Date which is not a June 30 closing date, BioChem shall reimburse ATI and ImmunoGen for their closing costs (including attorneys' fees and expenses) incurred in connection with such Subsequent Closing, together with a sum which represents the amount of income ATI would have received on the proceeds paid to ATI on the Subsequent Closing Date if it had been invested since the previous June 30 at an annual rate of five percent (5%); provided that BioChem shall not be obligated to pay ATI more than $50,000 on account of such costs and interest in any twelve month period commencing on June 30 of each year.




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

      SECTION 2.3 LEGEND. The certificates representing the ImmunoGen Warrant and the Preferred Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act"), such legend to be substantially as follows:

      "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933 ("ACT"), OR (B) THE COMPANY SHALL HAVE REASONABLY REQUESTED AND RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS."

              ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF ATI

      ATI hereby represents and warrants to BioChem that, as of the date of this Agreement, the following are true and correct:

      SECTION 3.1 ORGANIZATION AND STANDING OF ATI. ATI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. ATI has full corporate power and authority to enter into, deliver, and perform its obligations and undertakings under this Agreement. ATI has no subsidiaries. ATI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of ATI. ATI has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      SECTION 3.2 CAPITALIZATION. ATI's entire authorized capital stock consists of: 35,000,000 shares of ATI Common Stock, and 18,125 shares of preferred stock, $.01 par value per share ("ATI Preferred Stock"), of which 7,000 shares have been designated Class A Convertible Preferred Stock (the "Class A Stock") and of which 11,125 shares will be designated Series B Convertible Preferred Stock pursuant to the Certificate of Vote (as defined in Section 6.1(j) hereof). All of ATI's outstanding shares of ATI Common Stock and ATI Preferred Stock are listed on SCHEDULE 3.2 hereto. The ATI Common Stock and the Class A Stock have the preferences, voting powers, qualifications, and special or relative rights or privileges set forth in ATI's Restated Articles of Organization. Other than as indicated on SCHEDULE 3.2 hereto, ATI does not have outstanding any option, warrant, purchase right, subscription right, stock appreciation right, phantom stock right, profit participation right, agreement or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and ATI has not given any person any right to acquire from ATI or sell to ATI any shares of its capital stock. Except as set forth on SCHEDULE 3.2, there



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

are no voting trust, proxies, or other agreements or understandings with respect to the voting of the capital stock of ATI.

      SECTION 3.3 VALIDITY OF THIS AGREEMENT. The execution and delivery by ATI of this Agreement and the performance by ATI of its obligations under this Agreement, and the issue and sale of the Preferred Shares and ATI Common Shares, have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by ATI and constitutes a valid and binding obligation of ATI, enforceable in accordance with its terms. The execution and delivery by ATI of this Agreement, the performance by ATI of its obligations under this Agreement and the issuance and sale of the Preferred Shares and the ATI Common Shares will not (i) conflict with, or result in any breach of any of the terms of, or constitute a default under, the Restated Articles of Organization or By-Laws of ATI, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, license, lease, instrument, covenant or other restriction or arrangement to which ATI is a party or by which it or any of its properties or assets is bound.

      SECTION 3.4 GOVERNMENTAL CONSENT, ETC. Except for filings, consents, permits, approvals and authorizations which will be obtained by ATI prior to the Initial Closing or Subsequent Closing, as applicable, and which are set forth in
SCHEDULE 3.4 hereto, no consent, approval, authorization or other order of, action by, filing with, or notification to any governmental authority is required under existing law or regulation in connection with the execution, delivery and performance of the Agreement or the offer, issue, sale or delivery of the Preferred Shares or ATI Common Shares pursuant to the Agreement or the consummation of any other transactions contemplated thereby.

      SECTION 3.5 VALID ISSUANCE OF PREFERRED SHARES AND ATI COMMON SHARES. When issued and delivered against payment therefor in accordance with the terms and conditions of this Agreement and EXHIBIT B hereto, the Preferred Shares and the shares of ATI Common Stock issuable upon conversion of the Preferred Shares (the "ATI Common Shares") shall be (i) duly authorized and validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights, liens, claims or encumbrances, or other restrictions on transfer or other agreements or understandings with respect to the voting of the ATI Common Shares, except as set forth in this Agreement.

      SECTION 3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since March 31, 1997, there has not been any material adverse change in the business, financial condition, operations, results of operation, assets, employee relations, customer or supplier relations, or future prospects of ATI, except continuing operating losses, depletion of cash resources and changes in the ordinary course of business and except for the sale of 1,000 shares of the Company's Series D Convertible Preferred Stock in June, 1997.

      SECTION 3.7 NO VIOLATION. Neither the execution and delivery by ATI of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any




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constitution, statute, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which ATI is subject, or any provision of its Restated Articles of Organization or By-Laws.

           ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to BioChem that, as of the date of this Agreement, the following are true and correct:

      SECTION 4.1 ORGANIZATION AND STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has full corporate power and authority to enter into, deliver, and perform its obligations and undertakings under this Agreement. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

            SECTION 4.2 CAPITALIZATION. The Company's entire authorized capital stock consists of: 30,000,000 shares of ImmunoGen Common Stock, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "ImmunoGen Preferred Stock"). All of the Company's outstanding shares of ImmunoGen Common Stock and ImmunoGen Preferred Stock are listed on SCHEDULE 4.2 hereto and are validly issued, fully paid, and non-assessable. The ImmunoGen Common Stock and the ImmunoGen Preferred Stock have the preferences, voting powers, qualifications, and special or relative rights or privileges set forth in the Company's Restated Articles of Organization, as amended. As of March 31, 1997, the Company had 899,234 shares of ImmunoGen Common Stock available for issuance under the Company's Restated Stock Option Plan (the "Stock Plan"). Other than as indicated on SCHEDULE 4.2 hereto or in the SEC Reports (as hereinafter defined), the Company does not have outstanding any option, warrant, purchase right, subscription right, stock appreciation right, phantom stock right, profit participation right, agreement or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and the Company has not given any person any right to acquire from the Company or sell to the Company any shares of its capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

      SECTION 4.3 VALIDITY OF THIS AGREEMENT. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement, and the issue, sale and delivery of the ImmunoGen Warrant and the Warrant Shares have been duly authorized and approved by all necessary corporate action, except for stockholder approval of an increase in the authorized number of shares of ImmunoGen Common Stock as contemplated by Section
8.1 below. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its



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terms. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement and the issuance, sale and delivery of the ImmunoGen Warrant and the Warrant Shares will not (i) conflict with, or result in any breach of any of the terms of, or constitute a default under, the Restated Articles of Organization or By-laws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, instrument, covenant or other restriction or arrangement to which the Company is a party or by which it or any of its properties or assets is bound.

      SECTION 4.4 GOVERNMENTAL CONSENT, ETC. Except for filings, consents, permits, approvals and authorizations which will be obtained by the Company prior to the Initial Closing or the Subsequent Closing, as applicable, and which are set forth in SCHEDULE 4.4 and approval by the Company's stockholders of an increase in the Company's authorized Common Stock, no consent, approval, authorization or other order of, action by, filing with, or notification to of any governmental authority is required under existing law or regulation in connection with the execution, delivery and performance of the Agreement or the offer, issue, sale or delivery of the ImmunoGen Warrant and the Warrant Shares pursuant to the Agreement or the consummation of any other transactions contemplated thereby.

      SECTION 4.5 VALID ISSUANCE OF IMMUNOGEN WARRANT. When issued and delivered against payment therefor in accordance with the terms and conditions of this Agreement and EXHIBIT A hereto, the ImmunoGen Warrant and the shares of ImmunoGen Common Stock issuable upon exercise of the ImmunoGen Warrant in accordance with the terms of the ImmunoGen Warrant (the "Warrant Shares") shall be (i) duly authorized and validly issued, fully paid and non-assessable, except that, as of the date of the Initial Closing, the Company does not have sufficient authorized ImmunoGen Common Stock reserved for issuance of or to issue the Warrant Shares, and (ii) not subject to any preemptive rights, liens, claims or encumbrances, or other restrictions on transfer or other agreements or understandings with respect to the voting of the Warrant Shares, except as set forth in this Agreement or EXHIBIT A hereto.

      SECTION 4.6 FINANCIAL STATEMENTS. The ImmunoGen Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Copies of all reports filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act during the period from June 30, 1996 to the date of this Agreement (the "SEC Reports") have been furnished to BioChem. The audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended June 30, 1996, as amended, and the interim financial statements of the Company for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, each as amended, contained in the Company's Quarterly Report on Form 10-Q for the quarters then ended, in each case as amended to date, including the notes relating thereto, disclose all material liabilities of the Company as of the respective dates thereof, except as set forth on SCHEDULE 4.6(A) hereto. Since March 31, 1997, there has not been any material adverse change in the business, financial condition, operations, results of operations, assets, employee relations,



                                       8

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customer or supplier relations or future prospects of the Company, except continuing operating losses, depletion of cash resources and changes in the ordinary course of business and except for the sale of 1,000 shares of the Company's Series D Convertible Preferred Stock in June, 1997. The Company's total assets and total liabilities and stockholders' equity reflected in the Company's audited consolidated balance sheet as of June 30, 1997, and the Company's net loss reflected in the Company's audited consolidated statement of operations for the fiscal year ended June 30, 1997 will not be materially less favorable than the corresponding entries on the draft financial statements (the "Draft Financial Statements") attached hereto as SCHEDULE 4.6(b). For purposes of the preceding sentence, (a) any increase in long-term liabilities and (b) a decrease of five percent (5%) or more in net assets, in each case from the Draft Financial Statements to the June 30, 1997 audited financial statements, shall be deemed to be "materially less favorable."

      SECTION 4.7 INDEBTEDNESS TO THE COMPANY. Other than the ImmunoGen Note (as defined in Section 6.1(k)), there is no other indebtedness owed by ATI to the Company as of the date of this Agreement (assuming without representing and warranting that the amount owed for July 1997 is the same as the amount owed for June 1997).

      SECTION 4.8 NO VIOLATION. Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, statute, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Company is subject, or any provision of its Restated Articles of Organization or By-Laws.

             ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF BIOCHEM

      BioChem hereby acknowledges, represents, warrants and agrees as follows:

      SECTION 5.1 AUTHORITY OF BIOCHEM; VALIDITY OF THIS AGREEMENT. BioChem has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by BioChem of this Agreement, and the purchase of the ImmunoGen Warrant and the Preferred Shares have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of BioChem, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles. The execution, delivery and performance of this Agreement and the purchase of the ImmunoGen Warrant and the Preferred Shares will not conflict with, or result in a material breach of any of the terms of, or constitute a material default under, any charter, by-law, agreement, instrument, covenant or other restriction to which BioChem is a party or by which it or any of its properties or assets is bound.

      SECTION 5.2 INVESTMENT REPRESENTATIONS. BioChem hereby acknowledges, represents, warrants and agrees as follows:




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

      BioChem has reviewed the SEC Reports and the financial statements contained therein. BioChem acknowledges that ATI and the Company have made available to BioChem all documents and information that it has requested relating to ATI and the Company and have provided answers to all of its questions concerning ATI and the Company and the ImmunoGen Warrant and the Preferred Shares. In evaluating the suitability of the acquisition of the ImmunoGen Warrant and the Preferred Shares hereunder, BioChem has not relied upon any representations or other information (whether oral or written) other than as set forth in the SEC Reports or as contained herein or in any writing provided by ATI or the Company to BioChem.

      BioChem is an "accredited investor" as defined in Rule 501(a)(3) of the Securities Act.

      BioChem understands that the offering of the ImmunoGen Warrant and the Preferred Shares has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that such ImmunoGen Warrant and the Preferred Shares must be held indefinitely unless an exemption from registration is available. BioChem understands that the offering and sale of the ImmunoGen Warrant and the Preferred Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) and/or Section 4(6) of the Securities Act and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of BioChem contained in this Agreement and the Company may rely on such representations, warranties and agreements in connection therewith. In addition to the restrictions set forth in Section 1.5 of this Agreement, BioChem will not transfer the ImmunoGen Warrant and the Preferred Shares in violation of the provisions of any applicable Federal or state securities statute.

      BioChem is acquiring the ImmunoGen Warrant and the Preferred Shares for investment, and not with a view to the resale or distribution thereof; it has no present intention of selling, negotiating, or otherwise disposing of the ImmunoGen Warrant and the Preferred Shares. BioChem's financial condition and investments are such that it is in a financial position to hold the ImmunoGen Warrant and the Preferred Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such ImmunoGen Warrant and the Preferred Shares. In addition, by virtue of its expertise, the advice available to it, and its previous investment experience, BioChem has sufficient knowledge and experience in financial and business matters, investments, securities, and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.

                ARTICLE VI -- CONDITIONS TO BIOCHEM'S OBLIGATIONS

      SECTION 6.1 CONDITIONS TO INITIAL CLOSING ON INITIAL CLOSING DATE. The obligation of BioChem to purchase and pay for the ImmunoGen Warrant and the Preferred Shares on the Initial Closing Date is subject to the following:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ATI and the Company made herein shall be true, correct and complete on and as of the Initial Closing Date with the same force and effect as if they had been made on and as of the Initial Closing Date.



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

      (b) PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by ATI and the Company on or prior to the Initial Closing Date shall have been performed or complied with.

      (c) OPINION OF COMPANY'S COUNSEL. BioChem shall have received an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for ATI and the Company, substantially in the form of EXHIBIT C hereto.

      (d) CORPORATE PROCEEDINGS; CONSENTS, ETC. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained and all documents incident thereto shall be reasonably satisfactory in form and substance to BioChem and its counsel, each of whom shall have received all such originals or certified or other copies of such documents as each may reasonably request.

      (e) NO PROCEEDING. No action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement, the Research Agreement or the License Agreement, or any transaction contemplated hereby or thereby.

      (f) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the ImmunoGen Warrant and the Preferred Shares (except as otherwise provided in this Agreement).

      (g) OFFICER'S CERTIFICATE DELIVERED BY ATI. ATI shall have delivered to BioChem a certificate, dated the Initial Closing Date and signed by the Chief Executive Officer or the President of ATI, to the effect that each of the conditions to be satisfied by ATI pursuant to this Section 6.1 on or before the Initial Closing Date has been duly satisfied.

      (h) OFFICER'S CERTIFICATE DELIVERED BY COMPANY. The Company shall have delivered to BioChem a certificate, dated the Initial Closing Date and signed by the Chief Executive Officer or the President of the Company, to the effect that each of the conditions to be satisfied by the Company pursuant to this Section
6.1 on or before the Initial Closing Date has been duly satisfied.

      (i) RESEARCH AGREEMENT AND LICENSE AGREEMENT. The Research Agreement and the License Agreement shall have been executed and delivered by the parties thereto.

      (j) CERTIFICATE OF VOTE. A Certificate of Vote of Directors Establishing a Series of a Class of Stock having the terms set forth on EXHIBIT B hereto (the "Certificate of Vote") shall have been filed with the Secretary of State of the Commonwealth of Massachusetts.

      (k) AMOUNTS OWED TO THE COMPANY CONVERTED TO ATI COMMON STOCK. An estimated $14,435,178 owed by ATI to the Company (the "ImmunoGen Note") as of the date of this Agreement (based on the actual amount owed through June 30,1997, and assuming that the amount owed for July 1997 is the same as the amount owed for June 1977) shall have been converted into 22,207,966 shares of ATI Common Stock.

      (l) SECURITY INTEREST. ATI shall have granted BioChem a security interest in the Collateral (as hereinafter defined) and shall have executed financing statements for filing with appropriate government entities.

      (m) ASSIGNMENT AGREEMENT AND SERVICES AGREEMENT. ATI and ImmunoGen shall have entered into an Assignment Agreement and a Services Agreement in the form of EXHIBIT D and EXHIBIT E hereto, respectively.

      (n) ATI EMPLOYEES. The persons listed on Exhibit 2.2.2 to the Research Agreement shall have become employees of ATI and shall have entered into Proprietary Information and Inventions Agreements with ATI in the form of EXHIBIT F hereto.

      (o) REGISTRATION AGREEMENTS. ATI and BioChem, and ImmunoGen and BioChem, shall have executed and delivered Registration Agreements in the form of EXHIBIT G hereto.

      SECTION 6.2 CONDITIONS TO SUBSEQUENT CLOSINGS. BioChem shall have no obligation to purchase and pay for the Preferred Shares and the ImmunoGen Warrant on each Subsequent Closing Date unless:

      (a) INITIAL CLOSING OCCURRED. The Initial Closing shall have occurred.

      (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ATI and the Company made herein shall be true, correct and complete on and as of the Subsequent Closing Date with the same force and effect as if they had been made on and as of the Subsequent Closing Date.

      (c) PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by ATI and the Company on or prior to the Subsequent Closing Date shall have been performed or complied with.

      (d) OPINION OF COMPANY'S COUNSEL. BioChem shall have received an opinion of counsel for ATI and the Company, substantially in the form of EXHIBIT C hereto.

      (e) CORPORATE PROCEEDINGS; CONSENTS, ETC. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained and all documents incident thereto shall be reasonably satisfactory in form and substance to BioChem and its counsel, each of whom shall have received all such originals or certified or other copies of such documents as each may reasonably request.

      (f) NO PROCEEDINGS. No action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement, the Research Agreement or the License Agreement, or any transaction contemplated hereby or thereby.

      (g) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the ImmunoGen Warrant and the Preferred Shares (except as otherwise provided in this Agreement).

      (h) OFFICER'S CERTIFICATE DELIVERED BY ATI. ATI shall have delivered to BioChem a certificate, dated the Subsequent Closing Date and signed by the Chief Executive Officer or the President of ATI, to the effect that each of the conditions to be satisfied by ATI pursuant to this Section 6.2 on or before the Subsequent Closing Date has been duly satisfied, and representing that ATI has sufficient cash and other resources (excluding the funds to be paid to ATI by BioChem on such Subsequent Closing) to allow it to continue its planned operations (other than performance of its obligations under the Research Agreement) for a period of six months from the Subsequent Closing Date.

      (i) OFFICER'S CERTIFICATE DELIVERED BY COMPANY. The Company shall have delivered to BioChem a certificate, dated the Subsequent Closing Date and signed by the Chief Executive Officer or the President of the Company, to the effect that each of the conditions to be satisfied by the Company pursuant to this
Section 6.2 on or before the Subsequent Closing Date has been duly satisfied.

      (j) RESEARCH AGREEMENT AND LICENSE AGREEMENT. The Research Agreement and the License Agreement shall have been executed and delivered by the parties thereto and a BioChem Party shall not have terminated the Research Agreement or the License Agreement for cause; provided, however, that if a BioChem Party shall have given ATI notice of breach under the Research Agreement or the License Agreement, the Subsequent Closing Date shall be postponed during any applicable cure period (but for no additional period) in which case, (a) if the breach is cured, the Subsequent Closing shall take place at a place and time mutually agreed by the parties within five (5) calendar days after such cure is effected, or (b) if the breach is not cured within the applicable cure period, this Agreement shall be deemed terminated automatically as of the end of such cure period without the need to give notice.

      (k) CERTIFICATE OF VOTE. The Certificate of Vote with respect to the Preferred Shares to be issued on the Subsequent Closing Date shall have been filed with the Secretary of State of the Commonwealth of Massachusetts.

      (l) AMOUNTS OWED TO THE COMPANY CONVERTED TO ATI COMMON STOCK. The ImmunoGen Note shall have been converted into 22,207,966 shares of ATI Common Stock, and if the actual indebtedness through July 31, 1997 is subsequently determined to have been in excess of $14,435,178, the excess amount shall also have been converted into ATI Common Stock.

      (m) AUTHORIZATION OF IMMUNOGEN COMMON STOCK. With respect to any Subsequent Closing which occurs after the first anniversary of the execution of this Agreement, the Company shall have authorized and reserved for issuance the aggregate number of Warrant Shares issuable upon exercise of any unexercised ImmunoGen Warrants previously issued to BioChem and the ImmunoGen Warrant to be issued in connection with such Subsequent Closing.

      (n) RESERVATION OF IMMUNOGEN COMMON STOCK. Promptly upon obtaining stockholder approval of an increase in the authorized ImmunoGen Common Stock, the Company shall have reserved for issuance the Warrant Shares.

      (o) REGISTRATION AGREEMENTS. ATI and BioChem, and ImmunoGen and BioChem, shall have executed and delivered Registration Agreements in the form of EXHIBIT G hereto.

      (p) ASSIGNMENT AGREEMENT AND SERVICES AGREEMENT. ATI and ImmunoGen shall have entered into an Assignment Agreement in the form of EXHIBIT D and a Services Agreement in the form of EXHIBIT E, and neither agreement shall have been amended, without the prior written consent of BioChem, or breached, and the Proprietary Information and Inventions Agreements in the form of EXHIBIT F shall not have been amended.

      (q) INSOLVENCY. No filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings shall have been made with respect to ATI, nor shall ATI have made an assignment of a substantial portion of its assets for the benefit of creditors, nor shall a receiver or custodian be appointed for ATI's business nor shall a substantial portion of ATI's business be subject to attachment or similar process; PROVIDED, HOWEVER, in the case of any involuntary bankruptcy proceeding, such condition shall only be deemed not to have been satisfied if ATI consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof.

        ARTICLE VII -- CONDITIONS TO ATI'S AND THE COMPANY'S OBLIGATIONS

      SECTION 7.1 CONDITIONS TO INITIAL CLOSING. The obligation the Company and ATI to issue the ImmunoGen Warrant and the Preferred Shares, respectively, to BioChem on the Initial Closing Date is subject to the following:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BioChem made herein shall be true, correct and complete in all respects on and as of the Initial Closing Date with the same force and effect as if they had been made on and as of the Initial Closing Date.

      (b) NO ORDER PENDING. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

      (c) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the ImmunoGen Warrant and the Preferred Shares (except as otherwise provided in this Agreement).

      (d) RESEARCH AGREEMENT AND LICENSE AGREEMENT. The Research Agreement and the License Agreement shall have been executed and delivered by the parties thereto and a BioChem Party shall not have breached the Research Agreement or the License Agreement.

      SECTION 7.2 CONDITIONS TO SUBSEQUENT CLOSINGS. The obligation of ATI and the Company to issue the Preferred Shares and an ImmunoGen Warrant to BioChem on each Subsequent Closing Date is subject to the following:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BioChem made herein shall be true, correct and complete in all material respects on and as of the Subsequent Closing Date with the same force and effect as if they had been made on and as of the Subsequent Closing Date.

      (b) NO ORDER PENDING. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

      (c) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Preferred Shares (except as otherwise provided in this Agreement).

      (d) RESEARCH AGREEMENT AND LICENSE AGREEMENT. The Research Agreement and the License Agreement shall have been executed and delivered by the parties thereto and a Biochem Party shall not have breached the Research Agreement or the License Agreement.

                     ARTICLE VIII--COVENANTS OF THE COMPANY

      SECTION 8.1 INCREASE IN AUTHORIZED IMMUNOGEN COMMON STOCK. The Company covenants and agrees that it will use its reasonable best efforts to obtain stockholder approval of an amendment to the Company's Restated Articles of Organization, as amended, increasing the number of its authorized shares of ImmunoGen Common Stock such that it will have sufficient Warrant Shares at its next annual or special meeting of stockholders, whichever shall occur first, and that promptly upon obtaining such stockholder approval, it will file Articles of Amendment with the Massachusetts Secretary of State with respect to such increase in the authorized ImmunoGen Common Stock and will have reserved for issuance upon exercise of the then outstanding ImmunoGen Warrants the number of Warrant Shares issuable on exercise thereof.

      SECTION 8.2 STOCKHOLDER APPROVAL. In the event that on July 31, 2000, the Exercise Price (as defined in the ImmunoGen Warrants) is below $1.237 per share, the Company covenants and agrees that it will use its reasonable best efforts to obtain Stockholder Approval (as defined in the ImmunoGen Warrants) as expeditiously as possible thereafter in order to permit the ImmunoGen Warrants to be exercised without regard to the limitation on the number of shares issuable thereunder as set forth in Section 3(f) of the ImmunoGen Warrants; PROVIDED THAT the Company shall only be required to obtain such Stockholder Approval if and for so long as the following conditions are met: (A) the ImmunoGen Common Stock is then listed for trading on the Nasdaq National Market,
(B) the Exercise Price in effect is less than $1.237, (C) the Company has not previously obtained such Stockholder Approval, (D) the Company has not obtained a waiver of the Stockholder Approval requirement of Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof) ("Rule 4460(i)"), and (E) the Company is required to obtain Stockholder Approval under Rule 4460(i) as a condition to continued listing on the Nasdaq Stock Market.

                          ARTICLE IX--COVENANTS OF ATI

      SECTION 9.1 RESTRICTED ACTIONS. Without the prior written consent of BioChem, ATI covenants and agrees that during the Research Term (as defined in the Research Agreement) it will not:

      (a) become subject to any agreement or instrument which by its terms would restrict ATI's ability to comply with the terms of this Agreement or the Research Agreement or the License Agreement;

      (b) organize into any form other than a corporation;

      (c) make any material change in the nature of ATI's business from that of the biology of major diseases and discovery of targets for the therapy of such diseases and other related activities that facilitate or contribute to the development of such business; and

      (d) not to undergo a change in control for purposes of Section 8.5 of the Research Agreement; provided that, this restriction shall cease to be effective and shall cease to be binding upon ATI as of the date that BioChem and its Affiliates together no longer hold an aggregate of 75% or more of the total number of Preferred Shares and underlying ATI Common Shares which have been issued to BioChem under this Agreement (a "Substantial Interest") as of the date such change in control shall be contemplated to occur.

      The provisions of this 9.1 shall cease to be effective and shall cease to be binding on ATI upon termination of the Research Agreement pursuant to its terms.

      SECTION 9.2 RESERVATION OF ATI COMMON SHARES. ATI shall at all times reserve and keep available out of its authorized but unissued shares of ATI Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Shares, the ATI Common Shares issuable upon conversion of all outstanding Preferred Shares, which shall be not less than fifteen percent (15%) of the number of shares of ATI Common Stock outstanding at any time, reduced proportionately to take into account any Preferred Shares previously converted . All of the ATI Common Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable. ATI shall take all such actions as may be necessary to assure that the ATI Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon shares of ATI Common Stock may be listed (except for official notice of issuance which shall be transmitted by ATI upon issuance).

      SECTION 9.3 CURRENT PUBLIC INFORMATION. At all times after the ATI Common Stock is registered or ATI otherwise becomes subject to the reporting requirements pursuant to the Exchange Act, with a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the ATI Common Shares to the public without registration or a registration on SEC Form S-2 or S-3, ATI agrees to use its best efforts to:

            (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act");

            (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

            (c) So long as BioChem owns any Preferred Shares or ATI Common Shares, to furnish to BioChem forthwith upon request (i) a written statement by ATI as to whether it complies with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act, or whether it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-2 or S-3, (ii) a copy of the most recent annual or quarterly report of ATI and such other reports and documents so filed by ATI, and (iii) such other information as may be reasonably requested in availing BioChem of any rule or regulation of the Commission which would permit the selling of the ATI Common Shares without registration.

      SECTION 9.4. USE OF PROCEEDS. ATI covenants and agrees to use all proceeds of the sale of the Preferred Shares and ImmunoGen Warrant to finance the Research Program (as defined in the Research Agreement) and for no other purpose. ATI further covenants and agrees not to transfer funds to the Company except pursuant to the Services Agreement.

      SECTION 9.5 RIGHTS OF INSPECTION. ATI shall permit representatives of BioChem (for so long as BioChem holds a Substantial Interest in ATI) on reasonable prior notice, to visit and inspect any of the properties of ATI and examine and make abstracts of any of its books and records at any time during normal business hours and shall make available for questioning at such times such employees, officers, directors and independent accountants of ATI as may be reasonably requested by BioChem. The presentation of an executed copy of this Agreement by

BioChem to ATI or the Company's independent accountants shall constitute ATI's and the Company's authorization to such accountants to participate in discussions with such person as to ATI (and not as to the Company).

      SECTION 9.6 FINANCIAL STATEMENTS. ATI shall provide to BioChem (a) within forty-five (45) days after the end of each fiscal quarter (other than the fourth quarter of its fiscal year), unaudited financial statements of ATI, and (b) within ninety (90) days after the end of each fiscal year commencing with ATI's fiscal year ending June 30, 1998, financial statements of ATI audited by the Company's independent public accountants.

      SECTION 9.7 REDEMPTION. ATI covenants and agrees that it will not redeem any of its Junior Securities (as defined in the Certificate of Vote) so long as any Preferred Shares are outstanding.

                     ARTICLE X--SURVIVAL AND INDEMNIFICATION

      10.1 SURVIVAL. Notwithstanding any examination made by or on behalf of any party hereto, the knowledge of any party or the acceptance by any party of any certificate or opinion, each representation, warranty or covenant contained herein, and in writing delivered pursuant hereto, shall survive the Initial Closing and shall be fully effective and enforceable until such time as the Research Agreement shall have been terminated pursuant to its terms, except the covenants of the parties and Sections 3.1, 3.2, 3.3, 3.5, 4.1, 4.2, 4.3 and 4.5 shall survive beyond the termination of the Research Agreement.

      10.2 INDEMNIFICATION.

      (a) The Company and ATI shall jointly and severally indemnify BioChem, its shareholders, officers, directors, employees, agents and representatives against any damages, claims, losses, liabilities and expenses (including reasonable counsel fees and expenses) which may be suffered or incurred by any of them as a result of a breach of any representation, warranty or covenant made by the Company or ATI in this Agreement;

      (b) BioChem agrees to indemnify the Company and ATI and their respective shareholders, officers, directors, employees, agents and representatives against any damages, claims, losses, liabilities and expenses (including reasonable counsel fees and other expenses) which may be suffered or incurred by it as a result of any breach of any representation, warranty, or covenant made by BioChem in this Agreement; and

      (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section, such person (the "indemnification party") shall promptly notify the person against whom such indemnify may be sought (the "indemnifying party") in writing of the occurrence of the facts and circumstances giving rise to such claim. The failure of any person to deliver the notice required by this Section 10.2(c) shall not in any way affect the indemnifying party's indemnification obligation hereunder except and only to the extent that the indemnifying party is actually prejudiced thereby. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that is shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and disbursement of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel or pay its own expenses. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceedings (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

                             ARTICLE XI TERMINATION

      SECTION 11.1 TERMINATION. In the event that any Subsequent Closing fails to occur because the conditions to such closing set forth in Section 6.2 or 7.2 have not been met or waived by the appropriate party, the rights and obligations of the parties, including the obligation of BioChem to purchase and pay for the Preferred Shares and the ImmunoGen Warrant and the obligation of ATI and the Company to issue the Preferred Shares and the ImmunoGen Warrant, respectively, shall terminate automatically without the need to give notice; provided that the provisions of Article X (Survival and Indemnification) and Sections 11.13 (Confidentiality) and 11.15 (Arbitration) shall survive such termination and the rights of the holders of Preferred Shares and ImmunoGen Warrants shall not be effected by such termination.

                           ARTICLE XII-- MISCELLANEOUS

      SECTION 12.1 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

      If to BioChem:               BioChem Pharma (International) Inc.
                                   c/o BioChem Therapeutic Inc.
                                   275 Armand-Frappier Boulevard
                                   Laval, Quebec, Canada
                                   Attn: President
                                   Fax: 514/978-7767

                                   With a copy to:
                                   Kirkland & Ellis
                                   Citicorp Center
                                   153 East 53rd Street
                                   New York, New York 10022-4675
                                   Attn: Luc A. Despins, Esq.
                                   Fax: (212) 446-4900



      If to ATI:                   Apoptosis Technology, Inc.
                                   333 Providence Highway
                                   Norwood, MA  02062
                                   Attn: President
                                   Fax: 617/769-4242

                                   With a copy to
                                   Mintz Levin, Cohn, Ferris,
                                   Glovsky and Popeo, P.C.
                                   One Financial Center
                                   Boston, Massachusetts 02111
                                   Attn: Jonathan L. Kravetz, Esq.
                                   Fax: (617) 542-2241

      If to the Company:           ImmunoGen, Inc.
                                   333 Providence Highway
                                   Norwood, MA  02062
                                   Attn: Chief Executive Officer
                                   Fax: 617/769-4242

                                   With a copy to
                                   Mintz Levin, Cohn, Ferris,
                                   Glovsky and Popeo, P.C.
                                   One Financial Center
                                   Boston, Massachusetts 02111
                                   Attn: Jonathan L. Kravetz, Esq.
                                   Fax: (617) 542-2241

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, one (1) day after the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,

(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the 5th business day following the day such mailing is made.

     SECTION 12.2 ENTIRE AGREEMENT. This Agreement, including exhibits, or other documents referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     SECTION 12.3 AMENDMENTS. The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure therefrom granted, only by written consent of ATI, the Company and BioChem. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     SECTION 12.4 ASSIGNMENT. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party. Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred or otherwise desposed of by operation of law or otherwise, to any third person with the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 12.4 shall be void and without force or effect; provided, however that BioChem may, without the consent of ATI assign this Agreement and its rights and obligations hereunder to an Affiliate, or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business relating hereto, or in the event of a change in control of BioChem, subject to Section 1.5 hereof. This Agreement shall be binding upon and insure to the benefit of each party, it Affiliates, and its permitted successors and assigns. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

     SECTION 12.5 BENEFIT. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     SECTION 12.6 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

     SECTION 12.7 SEVERABILITY. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall be interpreted as if such provision were so excluded and shall nevertheless remain in full force and effect.

     SECTION 12.8 HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

     SECTION 12.9 NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

     SECTION 12.10 EXPENSES. Except as provided in Sections 2.2 and 10.2, each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

     SECTION 12.11 BROKERS. Each of the parties hereto represents and warrants to the other that no broker, finder or financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any other broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

     SECTION 12.12 PUBLICITY. No party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulation.

     SECTION 12.13 CONFIDENTIALITY. BioChem acknowledges and agrees that any information or data it has acquired from ATI or the Company, which is clearly designated in writing as confidential and is not otherwise properly in the public domain, was received in confidence. BioChem agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of ATI or the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of ATI or the Company, except as otherwise provided in the Research Agreement.

     SECTION 12.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 12.15 ARBITRATION. The parties shall mutually consult in good faith in an attempt to settle amicably in the spirit of co-operation any and all disputes arising out of or in connection with this Agreement or questions regarding the interpretation of the provisions hereof. Each dispute arising out of or in connection with this Agreement or question regarding the interpretation hereof which cannot be settled amicably within two (2) months from the date of notification of either party to the other of such dispute or question, which notice shall specify the details of such dispute or question, shall be finally settled by binding arbitration, in English, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by one (1) arbitrator appointed in accordance with such Rules. If the parties cannot agree on the arbitrator to be so appointed, each party shall be entitled to appoint one (1) arbitrator and the two (2) arbitrators so appointed shall agree upon a third. The arbitrator(s) shall have the technical expertise required to understand and arbitrate the dispute. Such arbitration shall be held in Laval, Quebec if initiated by ATI or the Company and in Cambridge, Massachusetts if initiated by BioChem. The costs of any arbitration, including administrative and arbitrators' fees, shall be allocated 50% to BioChem and 50% to ATI and the Company and each party shall bear its own costs and attorneys' and witness' fees; PROVIDED, HOWEVER, that the prevailing party, if determined by the arbitrator(s), shall be entitled to an award against the other party in the amount of the prevailing party's costs (including arbitration costs) and reasonable attorney's fees.

      The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that the rights of the parties in urgent situations in which time is of the essence to obtain proper remedies in courts of law or equity shall remain unimpaired. There shall be no appeal from the decision or findings of the arbitrator(s), which shall be final and binding upon the parties and may be entered in any court having proper jurisdiction.

      SECTION 12.16 GRANT OF SECURITY INTEREST. ATI hereby assigns and transfers to BioChem, and hereby grants to BioChem, a security interest in the ATI Screens, ATI inventions, ATI Technology and ATI Patent Rights (as such terms are defined in the Research Agreement) now owned or at any time hereafter acquired by ATI or in which ATI now has or any time in the future may acquire any right, title or interest (collectively, the "Collateral"), and any proceeds and products of such Collateral as collateral security for the prompt and complete performance when due of ATI's obligations under this Agreement, and BioChem shall have the right to satisfy any and all claims for a breach of this Agreement out of the Collateral; and BioChem shall have the rights of a secured creditor under applicable law, including the Uniform Commercial Code.

      SECTION 12.17 FURTHER ASSURANCES. In case at any time after the Initial Closing any further action is necessary or desirable to carry out the proposes of this Agreement (including the execution by ATI and filing with the appropriate governmental entity of statements (and any renewals or amendments thereto) acknowledging, evidencing and/or perfecting the security interest of BioChem in the Collateral) ATI and BioChem will take such further action as the other party may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X).

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement this 31st day of July, 1997.

                                    APOPTOSIS TECHNOLOGY, INC.


                                    By: _________________________
                                          Name:
                                          Title:



                                    IMMUNOGEN, INC.



                                    By: _________________________
                                          Name:
                                          Title:

                                    BIOCHEM PHARMA (INTERNATIONAL) INC.


                                    By: _________________________
                                          Name:
                                          Title:

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 3.2   Capitalization of ATI

Schedule 3.4   ATI Governmental Consents, etc.

Schedule 4.2   Capitalization of the Company

Schedule 4.4   Company Governmental Consents, etc.

Schedule 4.6 Exceptions to Accuracy of Reports and Information and Draft Financial Statements

Exhibit A      Form of ImmunoGen Warrant

Exhibit B      Designations, Powers, Preferences, and Other Terms of Preferred
               Shares

Exhibit C      Form of Legal Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and
               Popeo, P.C.

Exhibit D      Form of Assignment Agreement

Exhibit E      Form of Services Agreement.

Exhibit F      Form of Propriety Information and Inventions Agreement

Exhibit G      Form of Registration Agreements

                                  Schedule 3.2

                           Apoptosis Technology, Inc.

                       CAPITALIZATION AS OF JULY 31, 1997



COMMON STOCK                                 AUTHORIZED          OUTSTANDING
------------                                 ----------          -----------

Common Stock (no treasury shares)            35,000,000           23,567,966


OPTIONS AND WARRANTS
--------------------
Consultants options and rights to                                     90,000
purchase Common Stock


PREFERRED STOCK
---------------

Class A Convertible Preferred                     7,000                7,000
Stock
Undesignated Preferred Stock                     11,125                    0



Under the terms of a Capital Contribution Agreement dated as of January 11, 1993 between the Company and ATI, the Company has agreed to furnish or obtain an additional $3 million equity investment in ATI. In the event that the Company elects to furnish this equity, Dana-Farber Cancer Institute ("DCFI") and Dr. Stuart Schlossman may elect to participate in such additional investment on a pro rata basis to maintain their respective percentage ownership. On July 16, 1997, the Company gave notice to DCFI and Dr. Schlossman of its election to furnish an additional $3.0 million equity investment in ATI itself.

DFCI, Dr. Schlossman and Imperial Cancer Research Technology Limited have entered into stockholder agreements with ATI, copies of which have been provided to BioChem.

                                  Schedule 3.4

                           Apoptosis Technology, Inc.

                           GOVERNMENTAL CONSENTS, ETC.

 ATI will file a Form D with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, following the Initial Closing and each Subsequent Closing.

                                  Schedule 4.2

                                 ImmunoGen, Inc.

                       CAPITALIZATION AS OF MARCH 31, 1997



COMMON STOCK                                 AUTHORIZED          OUTSTANDING
------------                                 ----------          -----------

Common Stock (no treasury shares)            30,000,000           21,779,767


OPTIONS AND WARRANTS
--------------------

Employee and Director Stock Options                                1,500,766


Common Stock Purchase Warrants                                     3,597,864


PREFERRED STOCK
---------------

Preferred Stock                               5,000,000

  Series A (October 1996)                         2,500                1,100
  Series B (October 1996)                         3,000                    0
  Series C (January 1997)                         3,000                 7000
  Series D (June 1997)                            1,000                1,000

*Excludes 400,000 employee stock options granted by the Compensation Committee on June 17, 1997. These options are yet to be designated and approved by the Compensation Committee and are also subject to approval by the Company's shareholders of the proposal to increase the number of authorized common shares.

All of the ImmunoGen Common Stock has been issued or reserved for issuance.

                                  Schedule 4.4

                                 ImmunoGen, Inc.

                           GOVERNMENTAL CONSENTS, ETC.

ImmunoGen will file a Form D with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, following the Initial Closing and each Subsequent Closing.

                                  SCHEDULE 4.6

 EXCEPTION TO ACCURACY OF REPORTS AND INFORMATION AND DRAFT FINANCIAL STATEMENTS


(a) ACCOUNTING TREATMENT OF CONVERTIBLE DEBENTURES AND CONVERTIBLE PREFERRED
    STOCK

In March 1997, the Securities and Exchange Commission issued a Staff Interpretations related to the accounting for convertible preferred stock and convertible debt instruments issued with provisions providing for conversion into common stock at a discount from the market price of the common stock. This Staff Interpretation, together with the value of warrants to be issued to preferred shareholders, resulted in the restatement of the Company's Annual Report on Form 10-K for the year ended June 30, 1996, and its quarterly reports on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996.


(b) DRAFT FINANCIAL STATEMENTS
      [*]

                                    EXHIBIT A

                            FORM OF IMMUNOGEN WARRANT

Filed as Exhibit 10.37 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

                                    EXHIBIT B

                    DESIGNATION, POWERS, PREFERENCE AND OTHER
                            TERMS OF PREFERRED SHARES

                               CONTINUATION SHEETS

             DESCRIPTION AND DESIGNATION OF SERIES B PREFERRED STOCK


           SECTION 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of
Preferred Stock shall be designated as the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), and the number of shares so designated shall be 11,125. The par value of each share of Series B Preferred Stock shall be $.01. Each share of Series B Preferred Stock shall have a stated value of $1,000 per share (the "Stated Value").

            SECTION 2. DIVIDENDS. In the event the Board of Directors of the Company shall declare a dividend payable upon the then outstanding shares of Junior Securities (other than a dividend payable entirely in shares of the Common Stock of the Company), the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Series B Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series B Preferred Stock, as would have been payable on the largest number of shares (including fractions of shares) of Common Stock which each share of Series B Preferred Stock held by each holder thereof would have received if such Series B Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

            SECTION 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise provided by law, the Series B Preferred Stock shall have no voting rights. However, so long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding,
(a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or (b) authorize or create any Pari Passu Securities or Senior Securities.

            SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), after payment of all amounts owing to holders of Senior Securities, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to holders of the Company's capital stock, on a parity with holders of any Pari Passu Securities but before payment or distribution of any of such assets to the holders of Junior Securities, for each share of Series B Preferred Stock an amount equal to the Stated Value, plus an amount equal to all declared but unpaid dividends per share, without interest, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Series B Preferred Stock and Pari Passu Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of shall be deemed a Liquidation; provided that, a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Section 5(D). The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock.

            SECTION 5.  CONVERSION.

            A. Each share of Series B Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio, at the option of the holder in whole or in part at any time after July 31, 2000. Any conversion under this
Section 5(A) shall be of a minimum amount of the lesser of 100 shares of Series B Preferred Stock and the number of shares of Series B Preferred Stock then held by the converting holder. The holder of the Series B Preferred Stock shall effect conversions by surrendering the certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"), in the manner set forth in Section 5(I), which Holder Conversion Notice, once given, shall be irrevocable. Each Holder Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to July 31, 2000 or the date the holder of Series B Preferred Stock delivers such Notice by facsimile (the "Holder Conversion Date"). If a holder of Series B Preferred Stock is converting less than all of the shares of Series B Preferred Stock represented by the certificate(s) tendered by such holder with the Holder Conversion Notice, the Company shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

            B. Each share of the Series B Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio at the option of the Company in whole or in part at any time on or after July 31, 2002; PROVIDED, HOWEVER, that the Company is not permitted to deliver a Company Conversion Notice (as defined below) unless on the Company Conversion Date (as hereinafter defined) the Common Stock is Publicly Traded; and PROVIDED, FURTHER, that the Company shall not be permitted to deliver a Company Conversion Notice within ten (10) days of issuing any press release or other public statement relating to such conversion. The Company shall effect such conversion by delivering to the holders of such shares of Series B Preferred Stock to be converted a written notice in the form attached hereto as EXHIBIT B (the "Company Conversion Notice"), which Company Conversion Notice, once given, shall be irrevocable. Each Company Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to

July 31, 2001 or the date the Company delivers such Notice by facsimile to the holder (the "Company Conversion Date"). The Company shall give such Company Conversion Notice in accordance with Section 5(I) below. Any such conversion shall be effected on a pro rata basis among the holders of Series B Preferred Stock. Upon the conversion of shares of Series B Preferred Stock pursuant to a Company Conversion Notice, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Series B Preferred Stock or Common Stock not later than three (3) Trading Days after the Company Conversion Date. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date."

            C. Not later than three (3) Trading Days after the Conversion Date, the Company will deliver to the holder of Series B Preferred Stock (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law), representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock, and (ii) one or more certificates representing the number of shares of Series B Preferred Stock not converted; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock until certificates evidencing such shares of Series B Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Series B Preferred Stock or Common Stock, or the holder of Series B Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond or other adequate security reasonably acceptable to the Company to indemnify the Company from any loss incurred by it in connection therewith.

            D. 1. The conversion price for each share of Series B Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lower of (a) the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date and (b) the price per share which would, if all shares of Series B Preferred Stock outstanding on such Conversion Date were converted into Common Stock, cause the number of shares of Common Stock so converted by the holder, when added to any shares of Common Stock previously issued on conversion of Series B Preferred Stock, to equal fifteen percent (15%) of the total number of shares of Common Stock outstanding on a fully diluted basis on such Conversion Date.

                  2. In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of Series B Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of Series B Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series B Preferred Stock the right to receive the securities or property set forth in this Section 5(D)(2) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                  3. If the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company, then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series B Preferred Stock, and shall cause to be mailed to the holders of Series B Preferred Stock at their last respective addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

            E. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series B Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the aggregate principal amount of all outstanding shares of Series B Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

            F. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share

Market Value at such time. If the Company elects not to, or is unable to, make such a cash payment, the holder of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

            G. The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

            H. Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

            I. Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to each holder of Series B Preferred Stock at the facsimile telephone number and address of such holder appearing on the books of the Company or provided to the Company by such holder for the purpose of such Company Conversion Notice, or if no such facsimile telephone number or address appears or is so provided, at the principal place of business of the holder. Any such notice shall be deemed given and effective upon the earliest to occur of (i)(a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(I) prior to 4:30 p.m. (Eastern Standard Time) on any date, such date or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this
Section 5(I) at or after 4:30 p.m. (Eastern Standard Time) on any date, the next date or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

            SECTION 6. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

            "Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company).

            "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.

            "Class A Preferred Stock" means the 7,000 authorized shares of the Class A Preferred Stock, $.01 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $.00002 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Conversion Ratio" means, at any time, a fraction, of which the numerator is the Stated Value plus all declared but unpaid dividends, and of which the denominator is the Conversion Price at such time.

            "Junior Securities" means the Common Stock, the Class A Preferred Stock and all other classes of equity securities of the Company hereafter created (unless, with the consent of the holders of the Series B Preferred Stock obtained in accordance with Section 3 hereof, such class or series of capital stock by its terms ranks senior to the Series B Preferred Stock).

            "Pari Passu Securities" means any class or series of capital stock of the Company hereafter created with the consent of the holders of Series B Preferred Stock obtained in accordance with Section 3 hereof ranked as to dividends or distribution of assets upon a Liquidation on a parity with the Series B Preferred Stock.

            "Per Share Market Value" means on any particular date (a) the closing sale price per share of the Common Stock on such date on The Nasdaq National Market or Nasdaq SmallCap Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing sale price on such exchange on the date nearest preceding such date, or
(b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq SmallCap Market or any stock exchange, the closing sale price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or (c) if the Common Stock is not quoted on the Nasdaq Stock Market, the closing sale price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, or (e) if the Common Stock is not publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Series B Preferred Stock who shall conduct a good faith appraisal; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, who shall conduct a good faith appraisal, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

            "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Publicly Traded" means with respect to the Common Stock that (a) such Common Stock is traded on The Nasdaq National Market or Nasdaq SmallCap Market or principal stock exchange on which the Common Stock has been listed, or
(b) if Common Stock is not listed on The Nasdaq National Market or Nasdaq SmallCap Market or any stock exchange, such Common Stock is traded in the over-the-counter market, as reported by the Nasdaq Stock Market, or (c) if such Common Stock is not quoted on the Nasdaq Market, such Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

            "Senior Securities" means any class or series of capital stock of the Company hereafter created with the consent of the holders of Series B Preferred Stock obtained in accordance with Section 3 hereof ranking as to dividends or distribution of assets upon a Liquidation senior to the Series B Preferred Stock..

            "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq National Market or Nasdaq SmallCap Market or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq SmallCap Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq Stock Market, or (c) if the Common Stock is not quoted on the Nasdaq Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder to Convert shares of Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of Apoptosis Technology, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                             ---------------------------------------------------
                             Date to Effect Conversion


                             ---------------------------------------------------
                             Number of Shares of Series B Preferred Stock to be Converted


                             ---------------------------------------------------
                             Applicable Conversion Price


                             ---------------------------------------------------
                             Number of Shares of Common Stock to Issue


                             ---------------------------------------------------
                             Signature


                             ---------------------------------------------------
                             Name:


                             ---------------------------------------------------
                             Address:

                                    EXHIBIT B

                           APOPTOSIS TECHNOLOGY, INC.

                             NOTICE OF CONVERSION AT
                           THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of Apoptosis Technology, Inc. (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [ ] shares of its Series B Convertible Preferred Stock held by the Holder into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.


Conversion calculations:
                             ---------------------------------------------------
                             Date to Effect Conversion



                             Number of Shares of Series B Preferred Stock to be Converted



                             ---------------------------------------------------
                             Applicable Conversion Price



                             ---------------------------------------------------
                             Number of Shares of Common Stock to Issue



                             ---------------------------------------------------
                             Signature



                             ---------------------------------------------------
                             Name:



                             ---------------------------------------------------
                             Address:

                                    EXHIBIT C

     FORM OF OPINION OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.



                                     July 31, 1997

BioChem Pharma (International) Inc.
275 Armand-Frappier Boulevard
Laval, Quebec, Canada

     Re:  IMMUNOGEN, INC. AND APOPTOSIS TECHNOLOGY, INC.

Gentlemen:

     We have acted as counsel to ImmunoGen, Inc., a Massachusetts corporation (the "Company"), and Apoptosis Technology, Inc., a Massachusetts corporation ("ATI"), in connection with the execution and delivery of the Stock Purchase Agreement, dated of even date herewith (the "Purchase Agreement"), by and among the Company, ATI and you (the "Purchaser"), pursuant to which, among other things, ATI is issuing to the Purchaser shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), and the Company is issuing to the Purchaser certain warrants to purchase the Company's common stock, par value $.01 per share (the "ImmunoGen Warrants"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement. This opinion is delivered to you pursuant to Section 6.1(c) of the Purchase Agreement.

     In connection with this opinion, we have examined:

     (a)  An executed copy of the Purchase Agreement;

     (b) The Certificate of Vote of Directors Establishing a Series of a Class of Stock designating the Series B Convertible Preferred Stock of ATI, as filed with the Secretary of State of the Commonwealth of Massachusetts on July 31, 1997 (the "Certificate of Vote");

      (c) The Restated Articles of Organization and By-laws of the Company, each as amended to the date hereof;

      (d) The Restated Articles of Organization and By-laws of ATI, each as amended to the date hereof;

          (e) An executed copy of the Registration Agreement between ATI and the Purchaser (the "ATI Registration Agreement"), an executed copy of the Registration Agreement between the Company and the Purchaser (the "ImmunoGen Registration Agreement"), an executed copy of the Assignment Agreement between ATI and the Company (the "Assignment Agreement"), and an executed copy of the Services Agreement between ATI and the Company (the "Services Agreement");

     (f) Records of proceedings and actions of the Board of Directors of the Company and the Board of Directors and stockholders of ATI relating to the transactions contemplated by the Purchase Agreement and the Registration Agreements, and such other records of corporate proceedings of the Company and ATI as we deem material;

      (g) An Officers' Certificate for the Company, dated of even date herewith (the "Officers' Certificate");

      (h) A Warrant Certificate dated of even date herewith, by the Company in favor of the Purchaser (the "Initial Warrant"); and

      (i) Certificates of Good Standing issued by the Secretary of State of the Commonwealth of Massachusetts on July 30, 1997.

      We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us a certified, conformed, facsimile or photostatic copies, and the authenticity of certificates of public officials. We have also assumed, without verification, the legal capacity of each individual who has executed documents or instruments in connection with the transaction contemplated hereby. With respect to certain factual matters, we have relied, without independent investigation, on the facts stated in the representations and warranties contained in the Purchase Agreement and the Schedules thereto, the SEC Documents, the Registration Agreements and the Officers' Certificate.

      We have also assumed, without verification (i) that the parties to the Purchase Agreement, the Registration Agreements and the other agreements, instruments and documents executed in connection therewith, other than the Company and ATI, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Purchase Agreement, the Registration Agreements and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such other parties of the Purchase Agreement, the Registration Agreements and such other agreements, instruments and documents and (iii) that the Purchase Agreement, the Registration Agreements and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such other party, enforceable against such other party in accordance with their respective terms.

      As used herein, any reference to "our knowledge" or words of similar import, except as otherwise specifically described, means the actual awareness of the existence or absence of any facts or other information by any lawyer who has participated directly in the specific transactions which are the subject of this opinion or who is primarily responsible for a particular subject matter to which this opinion relates.

     We have also investigated such questions of law, including, without limitation, Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and examined such additional corporate records of the Company and ATI and such other documents and public records as we have deemed necessary or appropriate to render the opinions contained herein.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. ATI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. ATI has full corporate power and authority to enter into, deliver, and perform its obligations and undertakings under the Purchase Agreement, the ATI Registration Agreement, the Assignment Agreement and the Services Agreement ATI has no subsidiaries. ATI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business of ATI. ATI has full corporate power and authority to carry on its business as described in the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1996 (the "Form 10-K").

     2. ATI's entire authorized capital stock consists of: 35,000,000 shares of ATI Common Stock, and 18,125 shares of ATI Preferred Stock, of which 7,000 shares have been designated Class A Stock and of which 11,125 shares have been designated Series B Convertible Preferred Stock pursuant to the Certificate of Vote. To our knowledge, all of ATI's outstanding shares of ATI Common Stock and ATI Preferred Stock are listed on SCHEDULE 3.2 to the Purchase Agreement. None of the Preferred Shares are outstanding. The ATI Common Stock, the Class A Stock and the Preferred Shares have the preferences, voting powers, qualifications, and special or relative rights or privileges set forth in ATI's Restated Articles of Organization and the Certificate of Vote. To our knowledge, other than as indicated on SCHEDULE 3.2 , ATI does not have outstanding any option, warrant, purchase right, subscription right, stock appreciation right, phantom stock right, profit participation right, agreement or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and ATI has not given any person any right to acquire from ATI or sell to ATI any shares of its capital stock. To our knowledge, except as set forth on SCHEDULE 3.2, there are no voting trust, proxies, or other agreements or understandings with respect to the voting of the capital stock of ATI.

     3. The execution and delivery by ATI of the Purchase Agreement, the ATI Registration Agreement, the Assignment Agreement and the Services Agreement, and the performance by ATI of its obligations thereunder, and the issue and sale of the Preferred Shares and ATI Common Shares, have been duly authorized and approved by all necessary corporate action on the part of ATI. The Purchase Agreement, the ATI Registration Agreement, the Assignment Agreement and the Services Agreement have been duly executed and delivered by ATI and constitute the valid and binding obligations of ATI, enforceable in accordance with their respective terms; except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application, and subject to the limitation that the indemnification and contribution provisions of the ATI Registration Agreement may be unenforceable as a matter of public policy. The execution and delivery by ATI of the Purchase Agreement, the ATI Registration Agreement, the Assignment Agreement and the Services Agreement, the performance by ATI of its obligations thereunder, and the issuance and sale of the Preferred Shares and the ATI Common Shares, will not (i) conflict with, or result in any breach of any of the terms of, or constitute a default under, the Restated Articles of Organization or By-Laws of ATI, or (ii) to our knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, license, lease, instrument, covenant or other restriction or arrangement to which ATI is a party or by which it or any of its properties or assets is bound of which we are aware.

     4. Except for filings, consents, permits, approvals and authorizations which will be obtained by ATI prior to the Initial Closing or the Subsequent Closing, as applicable, and which are set forth in SCHEDULE 3.4 to the Purchase Agreement, no consent, approval, authorization or other order of, action by, filing with, or notification to any governmental authority is required under existing law or regulation in connection with the execution, delivery and performance of the Purchase Agreement, the ATI Registration Agreement, the Assignment Agreement and the Services Agreement, or the offer, issue, sale or delivery of the Preferred Shares or ATI Common Shares pursuant to the Purchase Agreement or the consummation of any other transactions contemplated thereby.

     5. When issued and delivered against payment therefor in accordance with the terms and conditions of the Purchase Agreement and the Certificate of Vote, the Preferred Shares and ATI Common Shares shall be (i) duly authorized and validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights, liens, claims or encumbrances, or other restrictions on transfer or other agreements or understandings with respect to the voting of the ATI Common Shares, except as set forth in the Purchase Agreement.

     6. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has full corporate power and authority to enter into, deliver, and perform its obligations and undertakings under the Purchase Agreement, the ImmunoGen Registration Agreement, the Assignment Agreement and the Services Agreement. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

     7. The Company's entire authorized capital stock consists of: 30,000,000 shares of ImmunoGen Common Stock, and 5,000,000 shares of ImmunoGen Preferred Stock. All of the

Company's outstanding shares of ImmunoGen Common Stock and ImmunoGen Preferred Stock are listed on SCHEDULE 4.2, and are validly issued, fully paid, and non-assessable. The ImmunoGen Common Stock and the ImmunoGen Preferred Stock have the preferences, voting powers, qualifications, and special or relative rights or privileges set forth in the Company's Restated Articles of Organization, as amended. To our knowledge, other than as indicated on SCHEDULE
4.2 to the Purchase Agreement or in the SEC Reports, the Company does not have outstanding any option, warrant, purchase right, subscription right, stock appreciation right, phantom stock right, profit participation right, agreement or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and the Company has not given any person any right to acquire from the Company or sell to the Company any shares of its capital stock. To our knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

     8. The execution and delivery by the Company of the Purchase Agreement, the ImmunoGen Registration Agreement, the Assignment Agreement and the Services Agreement, and the performance by the Company of its obligations thereunder, and the issue, sale and delivery of the ImmunoGen Warrants and the Warrant Shares have been duly authorized and approved by all necessary corporate action on the part of the Company, except for stockholder approval of an increase in the authorized number of shares of ImmunoGen Common Stock as contemplated by Section
8.1 of the Purchase Agreement. The Purchase Agreement, the ImmunoGen Registration Agreement, the Assignment Agreement and the Services Agreement, have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms; except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application, and subject to the limitation that the indemnification and contribution provisions of the ImmunoGen Registration Agreement may be unenforceable as a matter of public policy. The execution and delivery by the Company of the Purchase Agreement, the ImmunoGen Registration Agreement, the Assignment Agreement and the Services Agreement, and the performance by the Company of its obligations thereunder, and the issuance, sale and delivery of the ImmunoGen Warrants and the Warrant Shares, will not (i) conflict with, or result in any breach of any of the terms of, or constitute a default under, the Restated Articles of Organization or By-laws of the Company except that the Company does not have sufficient authorized ImmunoGen Common Stock to reserve for issuance or to issue the Warrant Shares, and (ii) to our knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, instrument, covenant or other restriction or arrangement to which the Company is a party or by which it or any of its properties or assets is bound of which we are aware.

     9. Except for filings, consents, permits, approvals and authorizations which will be obtained by the Company prior to the Initial Closing or the Subsequent Closing, as applicable, and which are set forth in SCHEDULE 4.4 and approval by the Company's stockholders of an increase in the Company's authorized Common Stock, no consent, approval, authorization or other order of, action by, filing with, or notification to any governmental authority is required under existing law or regulation in connection with the execution, delivery and performance of the Purchase Agreement and the ImmunoGen Registration Agreement or the offer, issue, sale or delivery of the ImmunoGen Warrants and the Warrant Shares pursuant to the Purchase Agreement or the consummation of any other transactions contemplated thereby.

     10. When issued and delivered against payment therefor in accordance with the terms and conditions of the Purchase Agreement and the form of warrant certificate appended as EXHIBIT A thereto, the ImmunoGen Warrants and the Warrant Shares shall be (i) duly authorized and validly issued, fully paid and non-assessable, except that, as of the date of the Initial Closing, the Company does not have sufficient authorized ImmunoGen Common Stock to reserve for issuance or to issue the Warrant Shares and except as otherwise described on
SCHEDULE 4.2 to the Purchase Agreement, and (ii) not subject to any preemptive rights, liens, claims or encumbrances, or other restrictions on transfer or other agreements or understandings with respect to the voting of the Warrant Shares, except as set forth in the Purchase Agreement or EXHIBIT A thereto.

     11. Based upon and assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 5.2 of the Purchase Agreement, the offer, issuance and sale of the Preferred Shares and the ImmunoGen Warrants and the offer of the ATI Common Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the ImmunoGen Warrant pursuant to the Purchase Agreement, the Certificate of Vote and the ImmunoGen Warrants are exempt from the registration requirements of the Securities Act by reason of Regulation D promulgated thereunder.

     Our examination of law relevant to the matters covered by this opinion is limited to the laws of the Commonwealth of Massachusetts and federal law of the United States and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. To the extent that the governing law with respect to any matters covered by this opinion is the law of a jurisdiction other than the Commonwealth of Massachusetts or federal law, we have assumed that the law of such other jurisdiction is identical to Massachusetts law. In furnishing the opinion regarding the valid existence and good standing of the Company and ATI, we have relied solely upon good standing certificates issued by the Secretary of State of Massachusetts on July 30, 1997.

     This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our

                                          Very truly yours,

                                          MINTZ, LEVIN, COHN, FERRIS,
                                           GLOVSKY and POPEO, P.C.

                                    EXHIBIT D

                          FORM OF ASSIGNMENT AGREEMENT

                              ASSIGNMENT AGREEMENT


     This Agreement made as of this 31st day of July, 1997 between Apoptosis Technology, Inc., a Massachusetts corporation with its principal place of business at 148 Sidney Street, Cambridge, MA 02139 ("ATI") and ImmunoGen, Inc., a Massachusetts corporation with its principal place of business at 333 Providence Highway, Norwood, Massachusetts 02062 ("ImmunoGen");

     WHEREAS, ImmunoGen has entered into Proprietary Information and Invention Agreements with its employees assigning to ImmunoGen all right, title and interest to all Proprietary Information, any inventions or other intellectual property created by employees of ImmunoGen during the course of their employment; and

     WHEREAS, some of the research and work conducted by ImmunoGen employees has included work on ATI Screens and may have contributed to ATI Patent Rights and ATI Technology (as those terms are defined in the License Agreement between ATI and BioChem Therapeutic, Inc. and Research Collaboration Agreement between ATI and BioChem Pharma Inc, Tanaud Holdings (Barbados) Ltd. and Tanaud L.L.C., both effective July 31, 1997) (hereinafter collectively referred to as "ATI Intellectual Property Rights"); and

     WHEREAS, ImmunoGen wishes to transfer and assign all of these ATI Intellectual Property Rights to ATI;

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ATI and ImmunoGen hereby agree as follows:

     ImmunoGen hereby assigns and transfers to ATI all of ImmunoGen's right, title and interest to the ATI Intellectual Property Rights including the employee's obligation to assist ImmunoGen in obtaining and enforcing patents for such Rights

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly-authorized representatives as of the date first set above.

                                          IMMUNOGEN, INC.



                                          By:__________________________
                                             Name:
                                             Title:


                                          APOPTOSIS TECHNOLOGY, INC.



                                          By:__________________________
                                             Name:
                                             Title:

                                    EXHIBIT E

                           FORM OF SERVICES AGREEMENT

                         SERVICES & MANAGEMENT AGREEMENT

     This Agreement made as of this 31st day of July, 1997 between Apoptosis Technology, Inc., a Massachusetts corporation with its principal place of business at 148 Sidney Street, Cambridge, MA 02139 ("ATI") and ImmunoGen, Inc., a Massachusetts corporation with its principal place of business at 333 Providence Highway, Norwood, Massachusetts 02062 ("ImmunoGen");

     WHEREAS, ATI has entered into a Research Collaboration Agreement with BioChem Therapeutic Inc. and License Agreement with BioChem Pharma, Inc., Tanaud Holdings (Barbados) Ltd. and Tanaud L.L.C. ("hereinafter BioChem Agreements") as of this 31st of July, 1997 whereby BioChem will be utilizing screens developed by ATI to screen compounds and to discover, develop, manufacture and sell therapeutic products for the diagnosis, treatment or prevention of cancer in humans;

     WHEREAS, some of the work and research to be performed by ATI employees will require the use of equipment and facilities either owned solely by ImmunoGen or jointly owned by ATI and ImmunoGen; and

     WHEREAS, ImmunoGen is the controlling shareholder of ATI and will derive benefits from the successful completion of the work and research described in the BioChem Agreements;

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ATI and ImmunoGen hereby agree as follows:

     1. In order to enable ATI to perform the research and work described in the BioChem Agreements, ImmunoGen hereby assigns and transfers to ATI all rights, titles and interest to the equipment and property listed on the attached
Schedule 1.

     2. ImmunoGen hereby agrees to provide services to ATI and its employees to enable them to perform the research and work described in the BioChem Agreements and to permit ATI to utilize equipment, supplies and facilities either owned solely by ImmunoGen or owned jointly by ImmunoGen and ATI to enable ATI employees to conduct the research and work described in the BioChem Agreements. ATI hereby agrees to reimburse ImmunoGen at cost for costs incurred by ATI for ATI projects which are paid by ImmunoGen.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly-authorized representatives as of the date first set above.

                                          IMMUNOGEN, INC.

                                          By:__________________________
                                             Name:
                                             Title:


                                          APOPTOSIS TECHNOLOGY, INC.

                                          By:__________________________
                                             Name:
                                             Title:

                                    EXHIBIT F

             FORM OF PROPRIETY INFORMATION AND INVENTIONS AGREEMENT

                                    EXHIBIT G

                         FORM OF REGISTRATION AGREEMENTS

Filed as Exhibits 10.35 and 10.36 to the Registrant's Annual Report on Form 10-K for its fiscal year ended June 30, 1997.














                                       1